CONSENT OF AGP MINING CONSULTANTS INC.

We consent to my name and any quotation from, or summarization of, the technical report summary entitled "Yerington Copper Project S-K 1300 Initial Assessment" dated March 21, 2025 and current as of December 31, 2024 (the "Technical Report") that we prepared being referenced, included, or incorporated by reference by Lion Copper and Gold Corp. (the "Company") in the Company's Form S-1 registration statement to which this consent is being filed as an exhibit, including any amendments or supplements thereto (the "Form S-1").

We further consent to the incorporation by reference of the Technical Report as an exhibit to the Form S-1.

Date: September 17, 2025

AGP Mining Consultants Inc.

Gordon Zurowski, P.Eng.

Principal Mining Engineer

Page | 1	#246-132K Commerce Park Dr., Barrie, ON L4N 0Z7 Canada
Tel. (416) 239-6777